Exhibit 3.7
Execution Version
First Amendment
to the
Limited Liability Company Agreement
of
Aurora Diagnostics, LLC
A Delaware Limited Liability Company
     This First Amendment to the Limited Liability Company Agreement of Aurora Diagnostics, LLC (this “First Amendment”) is effective as of June 12, 2009. Unless otherwise indicated, capitalized words and phrases used in this First Amendment shall have the meanings assigned to such terms in the Limited Liability Company (the “LLC Agreement”) of Aurora Diagnostics, LLC, a Delaware limited liability company (the “Company”).
Recitals:
     Section 14 of the LLC Agreement provides, in part, that the terms and provisions of the LLC Agreement may be modified or amended with the written consent of the Initial Member and the Initial Member has determined that it is in the best interests of the Company to amend the LLC Agreement as set forth in this First Amendment.
     Now, Therefore, the LLC Agreement is hereby amended as follows:
     1. Amendment to Section 7. Section 7 of the LLC Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:
          “7. Managers: Board of Managers.
          (i) Management by the Managers. Except for cases in which the approval of the Members is required by this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board and the Board shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement.
          (ii) Board Composition and Election. At any time, and from time to time, the Board shall consist of the same individuals and the same number of Managers as the board of managers of the Initial Member (the “Holdings Board”) at such time. Upon any individual becoming a member of the Holdings Board, such individual shall automatically, and without further action by any party, become a Manager on the Board of the Company, and he or she shall serve as such until such time as he or she no longer serves on the Holdings Board. The Managers shall have the same voting power with respect to matters before the Board as the Managers have with respect to matters before the Holdings Board, as set forth in Section 5.3 of the Amended and Restated Limited Liability Agreement of the Initial Member, as amended from time to time.
          (iii) Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

          (iv) Board Meetings. Any determination or action required or permitted to be taken by the Board may be taken at a meeting at which a quorum is present by the Managers holding a majority of the votes held by all Managers then in office (through meetings of the Board pursuant to this Section 7(iv)). Those Managers holding a majority of the votes held by all Managers then in office shall constitute a quorum sufficient for conducting meetings and making decisions. Regular meetings of the Board may be held on such date and at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called from time to time by any two (2) Managers acting together. Notice of each special meeting of the Board stating the date, place and time of such meeting shall be delivered to each Manager by hand, telephone, telecopy, overnight courier or the U.S. mail at least forty- eight (48) hours prior to any meeting of the Board. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Any action to be taken by the Board may be taken at a meeting of the Board or by a written consent executed by all of the Managers then in office. Managers may participate in a meeting of the Board by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. Any Manager unable to attend a meeting of the Board may designate another Manager as his or her proxy. The Board may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.
          (v) Officers. The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s earlier death, resignation or removal. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.”
     2. General Provisions.
     (a) On and after the date hereof, each reference in the LLC Agreement to “this Agreement”, “hereunder”, “hereof, “herein” or words of like import referring to the LLC Agreement shall mean and be a reference to the LLC Agreement as amended by this First Amendment.
     (b) This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     (d) The LLC Agreement as amended, this First Amendment, and the documents and instruments and other agreements among the parties hereto as expressly referred to therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
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